Exhibit 99.1

Carla Baca
Financial Communications
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES PUBLIC OFFERING OF 3,250,000 SHARES OF COMMON STOCK
NASHVILLE, Tennessee, March 14, 2019 - Healthcare Realty Trust Incorporated (NYSE:HR) announced today that it has commenced an underwritten public offering of 3,250,000 shares of the Company's common stock. As part of the offering, the Company also intends to grant the underwriters a 30-day option to purchase up to an additional 487,500 shares. The Company intends to use the net proceeds from this offering for general corporate purposes, including the acquisition and development of outpatient healthcare facilities.  Pending such investments, the Company will apply the net proceeds to outstanding indebtedness under its unsecured credit facility, and/or place the net proceeds in interest bearing bank accounts or in readily marketable, interest-bearing securities.
Wells Fargo Securities and BMO Capital Markets are acting as joint book-running managers for the offering. The joint book-running managers may offer the shares of the Company’s common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of sale or at negotiated prices.
Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Wells Fargo Securities, LLC, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate Department, telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com, or BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, New York 10036, telephone: (800) 414-3627, email: bmoprospectus@bmo.com.
The offering is being made solely by means of a prospectus supplement to the Company's prospectus, dated February 16, 2017, filed as part of the Company's effective shelf registration statement relating to these securities. This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of December 31, 2018, the Company owned 199 real estate properties in 27 states totaling 14.8 million square feet and was valued at approximately $4.9 billion. The Company provided leasing and property management services to 11.2 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks, uncertainties, estimates and assumptions, including the ultimate terms at which the sale of securities will occur and the use of proceeds from the offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including in the prospectus supplement and accompanying prospectus and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading "Risk Factors." Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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